Exhibit 10.1

Millennium Pharmaceuticals, Inc.
DESCRIPTION OF SUCCESS SHARING BONUS PROGRAM

        Millennium Pharmaceuticals, Inc. (the “Company”) maintains a Success Sharing Bonus Program for all employees including the Company’s executive officers. Through this program, employees can receive an annual cash bonus based on achievement of key Company and individual goals.  There is no guarantee that a bonus pool will be available in any given year, or that every employee will receive a bonus. The plan is intended to strengthen the link between individual compensation and Company success; reinforce the Company’s pay-for-performance philosophy by delivering higher bonuses to higher performing employees; and help ensure that the Company’s cash compensation is competitive.

        The amount of bonus dollars available in the pool is tied directly to the Company’s performance against priority goals.  These priority goals are set each year by the Company’s Compensation and Talent Committee (the “Committee”) and Board of Directors. The goals typically address product sales; product/pipeline development; and financial results.

        After the end of each year, the Committee makes a funding determination based on its assessment of the Company’s overall achievements related to these priority goals. Fifty percent or more of the success sharing pool is available if a threshold of performance is reached and up to 100% if a higher level of performance is achieved. The maximum funding under the program is 150% of target. Individual bonuses are based on divisional and individual employee performance, as assessed in the performance review process and the target bonus percent for the position.  Individual bonuses can vary significantly based on performance. Bonuses for any particular year are paid as a lump sum cash award in March of the following year.

        The target bonus amount for the Company’s executive officers is between 35% and 80% of base salary.